UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2007

MICROHELIX, INC.
(Exact name of Registrant as specified in its charter)

Oregon	001-16781	91-1758621
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

19500 SW 90th Court, Tualatin, Oregon		97062
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 503-692-5333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a) On May 31, 2007, microHelix, Inc. ("microHelix") informed its three secured creditors that it is unable to continue business operations due to continuing operating losses and a lack of working capital. The secured creditors are BFI Business Finance, VenCore Solutions, LLC and MH Financial Associates, LLC. microHelix expects that the secured creditors will take actions to accelerate microHelix's obligations and provide them with control of the collateral securing their loans. The collateral consists of substantially all of the assets of microHelix, including its MicroCoax Assembly Solutions division, and of its wholly-owned subsidiary, Moore Electronics, Inc. ("Moore").

microHelix does not believe that there will be sufficient assets to fully repay its obligations to the secured creditors, and therefore in a liquidation there would be no assets available for repayment of its unsecured creditors, including its vendors and suppliers. The secured creditors have indicated a willingness, following their foreclosure on the assets, to provide working capital for some period in order to continue operations while they attempt to sell the assets and/or effect an orderly wind down of operations. Because microHelix believes that proceeds, net of disposition expenses, from the sale of the assets would be insufficient to repay its secured creditors in full, any such interim working capital will benefit only the secured creditors of microHelix.

microHelix's secured creditors have identified a buyer that may be interested in purchasing certain of its and Moore's assets from the secured creditors. microHelix believes that the potential buyer is interested in conducting future operations in substantially the same industry and serving substantially the same customers. The potential buyer is currently conducting due diligence. microHelix will not be party to any sale transaction, and therefore cannot make any assurances that a sale transaction will occur or upon what terms.

microHelix management estimates that as of the date of this Report its total consolidated liabilities are approximately $5.4 million, which includes debt owed to microHelix's three secured lenders of approximately $2.9 million. Management of microHelix estimates that as of the date of this Report the total realizable value of its assets in liquidation would be approximately $1.5 million, less disposition expenses.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of June 5, 2007, Steven G. Ashton resigned as a director of microHelix and of Moore. Mr. Ashton will remain as the President, Chief Executive Officer and Assistant Secretary of microHelix and of Moore. Effective as of June 5, 2007, William C. McCormick resigned as a director of microHelix and of Moore. Mr. McCormick was a member of the microHelix's Compensation and Audit Committees.

Item 8.01 Other Events.

microHelix has canceled its 2007 annual meeting of shareholders originally scheduled for June 15, 2007, and will withdraw the preliminary proxy statement previously filed with the Securities and Exchange Commission. The 2007 annual meeting of shareholders will be rescheduled for later in the year.

microHelix has not filed its Quarterly Report on Form 10-QSB for the three months ended March 31, 2007. microHelix cannot predict with any assurance when such Report will be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

microHelix, Inc.
(Registrant)

Date: June 6, 2007	/s/ Steve Ashton
Steve Ashton PhD
President and Chief Executive Officer